PROSPECTUS SUPPLEMENT
(To Prospectus dated September 11, 1998)

EMERSON ELECTRIC CO. LOGO                       Filed pursuant to Rule 424(b)(2)
                                                       Registration No 33-62545
EMERSON ELECTRIC CO.
$175,000,000
5% Notes due October 15, 2008

ISSUE PRICE: 99.694%

Interest payable April 15 and October 15

The Notes will mature on October 15, 2008. Interest will accrue from October 6, 1998. Emerson Electric Co. ("Emerson") will not have the right to redeem the Notes before their scheduled maturity on October 15, 2008. Emerson will issue the Notes in minimum denominations of $1,000 increased in multiples of $1,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
                                                       PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                        PUBLIC        COMMISSION        COMPANY
--------------------------------------------------------------------------------------------------
Per Note                                             99.694%         .650%            99.044%
--------------------------------------------------------------------------------------------------
Total                                                $174,464,500    $1,137,500       $173,327,000
--------------------------------------------------------------------------------------------------

Emerson does not intend to apply for listing of the Notes on any national securities exchange. Currently, there is no public market for the Notes.

Emerson expects that delivery of the Notes will be made to investors on or about October 6, 1998.

J.P. MORGAN & CO.                                     MORGAN STANLEY DEAN WITTER

October 1, 1998

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Notes or an offer to sell or the solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of Emerson Electric Co. since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Use of Proceeds.............................................    S-3
Description of the Notes....................................    S-3
Underwriting................................................    S-4
Validity of the Notes.......................................    S-4

                             PROSPECTUS

Available Information.......................................      2
Incorporation of Documents by Reference.....................      2
The Company.................................................      3
Use of Proceeds.............................................      3
Description of Debt Securities..............................      3
Book-Entry Securities.......................................      9
Plan of Distribution........................................     10
Legal Opinion...............................................     11
Experts.....................................................     11

                                USE OF PROCEEDS

Emerson expects to use the net proceeds from the sale of the Notes (estimated at $173.3 million, before deducting estimated expenses of this offering) to repay a portion of its commercial paper borrowings. Such commercial paper was issued for general corporate purposes and working capital. As of October 1, 1998, such commercial paper had a weighted average interest rate (on a bond-equivalent yield basis) of approximately 5.6% per annum with a weighted average maturity of approximately 65 days.

                            DESCRIPTION OF THE NOTES

The Notes will be issued under an Indenture dated as of April 17, 1991 between Emerson and The Bank of New York, as successor to The Boatmen's National Bank of St. Louis, as Trustee. An Officers' Certificate sets forth the terms of the Notes in accordance with the Indenture and limits the Notes to $175,000,000 aggregate principal amount. Information about the Indenture and the general terms and provisions of the Notes is in the accompanying Prospectus under "Description of Debt Securities."

The Notes will be issued in book-entry form, as a single Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by the Depositary and its participants. The provisions set forth under "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying Prospectus will apply to the Notes. The Notes will mature on October 15, 2008.

PAYMENT OF PRINCIPAL AND INTEREST

The interest rate on the Notes will be 5% per annum. Emerson will pay interest in arrears on April 15 and October 15, beginning April 15, 1999. Interest will accrue from October 6, 1998 or from the most recent interest payment date to which Emerson has paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. Emerson will pay interest computed on the basis of a 360-day year of twelve 30-day months.

Emerson will pay interest on the Notes in immediately available funds to the persons in whose names the Notes are registered at the close of business on the April 1 or October 1 preceding the respective interest payment date. At maturity Emerson will pay the principal, together with final interest on the Notes, in immediately available funds.

If an interest payment date or the maturity date is not a "Business Day," Emerson will pay interest or principal, as the case may be, on the next succeeding Business Day. The term "Business Day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in the City of New York, New York to close.

SAME-DAY SETTLEMENT AND PAYMENT

The Notes will trade in the Depositary's same-day funds settlement system until maturity or until Emerson issues the Notes in definitive form. The Depositary will therefore require secondary market trading activity in the Notes to settle in immediately available funds. Emerson can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

REDEMPTION

Emerson will not have the right to redeem the Notes before their scheduled maturity, and you will not have the right to require Emerson to redeem the Notes before their scheduled maturity. Emerson will not make any sinking fund payments.

GOVERNING LAW

The Notes will be governed by and construed in accordance with the laws of the State of New York.

                                  UNDERWRITING

Emerson is selling the Notes to the Underwriters named below under a Pricing Agreement dated October 1, 1998. The Underwriters, and the amount of the Notes each of them has agreed to purchase from Emerson, are as follows:

                                                                   PRINCIPAL
                        UNDERWRITERS                            AMOUNT OF NOTES
                        ------------                            ---------------
J.P. Morgan Securities Inc. ................................     $ 96,250,000
Morgan Stanley & Co. Incorporated...........................       78,750,000
                                                                 ------------
Total.......................................................     $175,000,000
                                                                 ============

Under the terms and conditions of the Pricing Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

The Notes are a new issue of securities with no established trading market. Emerson does not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised Emerson that they intend to make a market for the Notes, but they have no obligation to do so. They also may discontinue market making at any time without providing any notice. Emerson cannot give any assurance as to the liquidity of any trading market for the Notes.

The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of .40% of the principal amount of the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may, from time to time, vary the offering price and other selling terms.

Emerson has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the Underwriters may be required to make in respect of such liabilities.

In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

Emerson estimates that it will spend approximately $75,000 for printing, ratings agency, trustee and legal fees, and other expenses related to this offering.

In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Emerson and its affiliates.

                             VALIDITY OF THE NOTES

H. M. Smith, Esq., Emerson's Assistant Secretary and Assistant General Counsel, will pass upon the legality of the Notes for Emerson. Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, will pass upon the legality of the Notes for the Underwriters. Mr. Smith beneficially owns 5,704 shares of Common Stock of the Company and has options to purchase 12,804 shares. Davis Polk & Wardwell will rely on the opinion of Mr. Smith with respect to all matters of Missouri law. Davis Polk & Wardwell acts as counsel to Emerson from time to time with respect to various matters.

LOGO

                              EMERSON ELECTRIC CO.

                                DEBT SECURITIES

                          ---------------------------

     Emerson Electric Co. (the "Company") may offer and sell from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series in an aggregate principal amount not to exceed $750,000,000 (or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of offering). The Debt Securities may be offered as separate series on terms to be determined at the time of sale. The specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of any interest, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, the initial public offering price and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (together with any Pricing Supplement, the "Prospectus Supplement").

     The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other underwriters or through agents. See "Plan of Distribution." The names of, and the principal amounts, if any, to be purchased by underwriters or sold through agents and the compensation of such underwriters or agents will be set forth in an accompanying Prospectus Supplement.

                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                          ---------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 11, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY PERSON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, with exhibits, are on file at the offices of the Commission and may be obtained upon request from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) System. This Web site can be assessed at http://www.sec.gov. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, and at the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, on which certain of the Company's securities are listed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company under the 1934 Act are incorporated by reference herein:

     1. Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

     2. Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1997, March 31, 1998 and June 30, 1998.

     3. Current Reports on Form 8-K dated October 7, 1997 and December 29, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such information should be directed to H. M. Smith, Assistant Secretary and Assistant General Counsel, Emerson Electric Co., Station 2431, 8000 West Florissant Avenue, P. O. Box 4100, St. Louis, Missouri 63136, telephone (314) 553-2431.

                                  THE COMPANY

     The Company was incorporated in Missouri in 1890. Originally engaged in the manufacture and sale of electric motors and fans, the Company subsequently expanded its product lines through internal growth and acquisitions. The Company is now engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. The principal executive offices of the Company are located at 8000 West Florissant Avenue, P. O. Box 4100, St. Louis, Missouri 63136, and its telephone number is (314) 553-2000.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the Company intends to add the net proceeds from the sale of the Debt Securities to its general funds, to be used for general corporate purposes, including working capital, capital expenditures, and the repayment of short-term borrowings. Prior to such application, the net proceeds may be invested in short-term investments.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as successor to The Boatmen's National Bank of St. Louis, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference. Section references used herein are references to the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company.

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder or otherwise and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the Offered Debt Securities will mature; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any; (vii) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of any such sinking fund; (viii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any redemption provisions, be redeemed, and the other detailed terms and provisions of such redemption; (ix) the application, if any, of any defeasance provisions and other detailed terms and provisions relating to such defeasance; (x) if other than the principal amount thereof, the amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (xi) any additional restrictive covenants or other material terms relating to the Offered Debt Securities; (xii) any additional Events of Default (as specified in the Indenture) provided with respect to the Offered Debt Securities; (xiii) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of (and premium, if any) and/or interest, if any, on the Offered Debt Securities shall be payable; and (xiv) if the amount of payments of principal of (and premium, if any) and/or interest, if any, on the Offered Debt Securities may be determined with reference to an index based on a currency (including composite currencies) other than the stated currency of the Offered Debt Securities, the manner in which such amounts shall be determined.

     Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the principal executive offices of the Company in St. Louis, Missouri, at the office or agency of the Company maintained for such purposes (which, unless otherwise indicated in the applicable Prospectus Supplement, will be the Corporate Trust Office of the Trustee in New York, New York) or at such other places as the Company may designate. Unless other arrangements are made, interest will be paid by checks mailed to the Holders at their registered addresses. (Sections 3.1 and 3.2)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 5.1)

     Debt Securities may be issued, from time to time, with the principal amount payable at maturity or the amount of interest payable on an interest payment date to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount at maturity or a payment of interest on an interest payment date with a value that is greater than or less than the face amount of such Debt Security or the amount of interest otherwise payable on such interest payment date, as the case may be, depending upon the value at maturity or on such interest payment date of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked and certain additional tax considerations, if any, will be set forth in the applicable Prospectus Supplement.

CERTAIN RESTRICTIONS

     Unless otherwise specified in a future supplemental indenture relating to an individual issue of Debt Securities, the covenants contained in the Indenture and the Debt Securities would not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders. If a future supplemental indenture contains covenants to afford certain holders of the Debt Securities protection in the event of a highly leveraged or similar transaction, the Prospectus Supplement relating to such issue of Debt Securities will provide a brief description of such protective covenants.

     Limitations on Liens. The Indenture contains covenants providing that, so long as any of the Debt Securities remains outstanding, the Company will not, nor will it permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage (as defined in the Indenture) upon any manufacturing plant or manufacturing facility owned by the Company or any Restricted Subsidiary which is located within the continental United States and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole (a "Principal Property") or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness were owned on the date of the Indenture or thereafter acquired) without in any such case effectively and concurrently providing that the Debt Securities will be secured equally and ratably with such Debt, except that the foregoing restriction will not apply to any Debt secured by: (i) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time of acquisition thereof and certain purchase money mortgages; (iii) mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) mortgages existing at the date of the Indenture; (v) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (vi) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States, any State thereof or any other country (or any political subdivision thereof) to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or (vii) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage referred to in the foregoing exceptions (i) through (vi).

     A Restricted Subsidiary is defined as a direct or indirect subsidiary of the Company substantially all of the property of which is located within the continental United States and which owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).

     Notwithstanding the above, the Indenture provides that the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions (i) through (vii)) does not exceed 10% of the consolidated net tangible assets of the Company and its consolidated subsidiaries as shown on the consolidated financial statements of the Company for its most recent fiscal quarter. (Section 3.6)

     Limitation on Sale and Leaseback Transactions. The Indenture contains covenants prohibiting transactions involving the sale and leaseback with any person (other than a Restricted Subsidiary or the Company) by the Company or any Restricted Subsidiary of any Principal Property (whether owned on the date of the Indenture or thereafter acquired), except for temporary leases with a term of not more than three years, unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the limitation on liens in the Indenture (Section 3.6), or (b) the Company applies an amount in cash equal to such Attributable Debt within 90 days of the effective date of any such transaction to the retirement (other than any mandatory retirement or payment at maturity) of long-term Debt of the Company or a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted as provided in the Indenture using an interest rate which is the weighted average yield to maturity of the Debt Securities outstanding at the time of such transaction) of the obligation of a lessee for net rental payments during the remaining term of any lease entered into in connection with such transaction. (Section 3.7)

     Restrictions on Consolidation, Merger or Sale. The Indenture provides that the Company will not consolidate or merge or sell or convey all or substantially all its assets unless (a) the surviving corporation (if other than the Company) is a domestic corporation and shall assume the obligations of the Company on the Debt Securities and under the Indenture and (b) immediately after giving effect to such transactions, no default shall have happened. (Section 9.1)

DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 2.3 of the Indenture, that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under Sections 3.6 and 3.7 of the Indenture (being the restrictions described under "Certain Restrictions--Limitations on Liens" and "Certain Restrictions--Limitation on Sale and Leaseback Transactions," respectively) ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U. S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, not later than one day before the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Sections 13.1, 13.2, 13.3 and 13.4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if certain Events of Default specified therein in respect of any series of Debt Securities shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of such series may declare the principal, and accrued interest, if any, of all securities of such series to be due and payable. If other specified Events of Default shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal, and accrued interest, if any, of all the outstanding Debt Securities to be due and payable. (Section 5.1)

     Events of Default in respect of any series are defined in the Indenture as being: default for 30 days in payment of any interest installment when due; default in payment of principal of or premium, if any, on, or any sinking fund installment or analogous obligation with respect to, Debt Securities of such series when due; unless stayed by litigation, default for 90 days after notice to the Company by the Trustee or by the Holders of 25% in principal amount of the outstanding Debt Securities of such series in performance of any covenant in the Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization. (Section 5.1)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on, or any sinking fund installment or analogous obligation with respect to, any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 5.11)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series, before proceeding to exercise any right or power under the Indenture at the request of Holders of such series. (Article Six)

     If any Event of Default has occurred, the Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to compliance with conditions and covenants (without regard to any grace period or notice requirement). (Section 3.5)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series, on behalf of the Holders of all Debt Securities of such series, or the Holders of a majority of all outstanding Debt Securities voting as a single class, on behalf of the Holders of all outstanding Debt Securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except among other things a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the Debt Securities of such series. (Sections 5.1 and 5.10)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the affected Debt Securities, among other things change the maturity of any Debt Securities, or reduce the principal amount thereof, or any premium thereon or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the Holder, or reduce the aforesaid percentage of Debt Securities, the consent of the Holders of which is required for any such supplemental indenture. (Section 8.2)

BOOK-ENTRY DEBT SECURITIES

     The provisions set forth below in this section headed "Book-Entry Debt Securities" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

     The Debt Securities of a series may be represented by a global security or securities (the "Global Security"). The Global Security representing the Debt Securities of such series will be deposited with, or on behalf of The Depository Trust Company (the "Depositary"). Upon the issuance of such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the Debt Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interest by participants in such Global

Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such Global Security.

     Payment of principal of and interest on each series of Debt Securities will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for such series for all purposes under the Indenture. Neither the Company, the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. The Global Security representing each series of Debt Securities is exchangeable for certificated Debt Securities of such series only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the 1934 Act and the Company fails within 90 days thereafter to appoint a successor, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Debt Securities represented by such Global Security. In such event, the Company will issue Debt Securities of the applicable series in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of Debt Securities of such series equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, no Global Security is exchangeable, except for a Global Security for the same series of Debt Securities of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for the purposes of receiving payment on such Debt Securities, receiving notices and for all other purposes under the Indenture and such Debt Securities. Beneficial interest in any series of Debt Securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Depositary will not consent or vote with respect to the Global Security representing a series of Debt Securities. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (the Depositary's partnership nominee) consenting or voting rights to those participants to whose accounts the Debt Securities of a series are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

REGARDING THE TRUSTEE

     The Trustee under the Indenture is The Bank of New York, as successor to The Boatmen's National Bank of St. Louis. The Trustee is a participant under the Company's revolving credit agreement and may from time to time enter into other lending relationships and transactions with the Company in the ordinary course of business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                      YEAR ENDED SEPTEMBER 30,                        JUNE 30,
                                  ----------------------------------------------------------------   -----------
                                  1993(A)       1994(A)       1995(A)       1996(A)       1997(A)      1998(A)
                                  -------       -------       -------       -------       -------      -------
                                                       (DOLLARS IN MILLIONS, EXCEPT RATIOS)
Earnings:
  Income before income taxes and
    cumulative effects of
    changes in accounting
    principles..................  $1,108.8      $1,423.4(b)   $1,457.2(b)   $1,611.3      $1,821.7    $1,492.3
  Fixed charges.................     171.9         141.8         168.4         182.2         176.5       159.4
                                  --------      --------      --------      --------      --------    --------
         Earnings, as defined...  $1,280.7      $1,565.2      $1,625.6      $1,793.5      $1,998.2    $1,651.7
                                  ========      ========      ========      ========      ========    ========
Fixed Charges:
  Interest expense..............  $  133.5      $  101.9      $  123.0      $  132.3      $  124.2    $  120.2
  One-third of all rents........      38.4          39.9          45.4          49.9          52.3        39.2
                                  --------      --------      --------      --------      --------    --------
         Total fixed charges....  $  171.9      $  141.8      $  168.4      $  182.2      $  176.5    $  159.4
                                  ========      ========      ========      ========      ========    ========
  Ratio of Earnings to Fixed
    Charges.....................       7.5x         11.0x          9.7x          9.8x         11.3x       10.4x
                                  ========      ========      ========      ========      ========    ========

-------------------------
(a) Includes proportionate share of earnings and fixed charges of 50%-owned equity investees, the distributed earnings of less-than-50%-owned equity investees, and minority interest in the income of subsidiaries with fixed charges.

(b) Includes non-recurring items of $192.0 million and $34.3 million in 1994 and 1995, respectively. Excluding these items, the ratio of earnings to fixed charges would have been 9.7x and 9.4x in 1994 and 1995, respectively.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Such firms may also act as agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

                                    EXPERTS

     The consolidated financial statements and schedule of Emerson Electric Co. and subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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